Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-___________) pertaining to the Nichols Research Corporation 1997 Stock Option Plan of our report dated October 7, 1998, except for the restatement related to acquired in-process technology referred to in Note 11, as to which the date is January 7, 1999, with respect to the consolidated financial statements of Nichols Research Corporation included in its Annual Report (Form 10-K) for the year ended August 31, 1998, filed with the Securities and Exchange Commission.

                                             ERNST & YOUNG LLP


Birmingham, Alabama
September 20, 1999